Exhibit 5.1

140 Scott Drive Menlo Park, California 94025 Tel: +1.650.328.4600 Fax: +1.650.463.2600 www.lw.com FIRM / AFFILIATE OFFICES
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October 23, 2023
Arcutis Biotherapeutics, Inc.
3027 Townsgate Road, Suite 300
Westlake Village, CA 91361
Re:    Registration Statement on Form S-3 (No. 333-252612)
To the addressee set forth above:
We have acted as special counsel to Arcutis Biotherapeutics, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 38,500,000 shares (the “Shares”) of common stock, $0.0001 par value per share (the “Shares”) and pre-funded warrants to purchase 7,500,00 shares of Common Stock (the “Pre-Funded Warrants”). The Shares and the Pre-Funded Warrants are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 1, 2021 (Registration No. 333-252612) (as amended, the “Registration Statement”), and are being offered pursuant to a base prospectus dated February 1, 2021 (the “Base Prospectus”) and a prospectus supplement dated October 19, 2023 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The Shares and Pre-Funded Warrants are being sold pursuant to an underwriting agreement dated October 19, 2023 among the Company and Morgan Stanley & Co. LLC, Cowen and Company, LLC and Guggenheim Securities, LLC, as representatives of the several underwriters named in Schedule I thereto (the “Underwriting Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares the Pre-Funded Warrants or the Warrant Shares (as defined below).
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”) and, in numbered paragraph 2, the internal laws of the State of New York, and we express no opinion with respect to any other laws.

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Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:
1.    When the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Underwriting Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.
2.    When the Pre-Funded Warrants have been executed and issued by the Company and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the issue and sale of the Pre-Funded Warrants will have been duly authorized by all necessary corporate action of the Company, and the Pre-Funded Warrants will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
3.    When the shares of Common Stock initially issuable upon exercise of the Pre-Funded Warrants (the “Warrant Shares”) shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the Pre-Funded Warrant holders, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Pre-Funded Warrants, the issue of the Warrant Shares will have been duly authorized by all necessary corporate action of the Company, and the Warrant Shares will be validly issued, fully paid and nonassessable.
In rendering the foregoing opinions, we have assumed that (i) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL and (ii) upon the issue of any of the Warrant Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Restated Certificate of Incorporation, as amended, and by the board of directors of the Company in connection with the offering contemplated by the Registration Statement and the Prospectus.
With your consent, we have assumed that the status of the Pre-Funded Warrants as legally valid and binding obligations of the Company is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.
Our opinions are subject to: (a) the effects of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the

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rights or remedies of creditors; and (b) (1) the effects of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (2) concepts of materiality, reasonableness, good faith, fair dealing and (3) the discretion of the court before which a proceeding is brought. We express no opinion or confirmation as to: (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, service of process, arbitration, remedies, or judicial relief, (c) any provision requiring the payment of attorneys’ fees where such payment is contrary to law or public policy, (d) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (e) waivers of broadly or vaguely stated rights, (f) covenants not to compete, (g) provisions for exclusivity, election or cumulation of rights or remedies, (h) provisions authorizing or validating conclusive or discretionary determinations, (i) grants of setoff rights, (j) provisions to the effect that a guarantor is liable as a primary obligor, and not as a surety and provisions purporting to waive modifications of any guaranty obligation to the extent such modification constitutes a novation, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any agreement, right or property, and (m) the severability, if invalid, of provisions to the foregoing effect.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K dated October 23, 2023 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Sincerely,

/s/ Latham & Watkins LLP